Exhibit 10.20

Exhibit 10.20

Exhibit 10.20

Exhibit 10.20

Exhibit 10.20

Exhibit 10.20

Exhibit 10.20

AGREEMENT

AGREEMENT (the "Agreement") dated as of December 8, 2022, by and between Fiesta Restaurant Group, Inc., a Delaware corporation (the "Company") and Richard Stockinger (the "Executive").

WITNESSETH:

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement (the "Employment Agreement") dated as of February 24, 2017; and

WHEREAS, on December 8, 2022, the Executive notified the Company' Board of Directors (the "Board") that he has decided to resign to pursue other opportunities as Chief Executive Officer and President of the Company and as a member of the Board effective at the close of business on December 8, 2022 and cease to be an employee of the Company effective as of the close of business on December 31, 2022 (the "Separation Date");

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. The Executive has acknowledged and agreed that he shall resign to pursue other opportunities from the Company as Chief Executive Officer and President of the Company, as a member of the Company's Board of Directors from all positions of the direct or indirect subsidiaries of the Company, including as an officer and a member of the board of directors of any direct or indirect subsidiary of the Company and cease being an employee of the Company's direct and indirect subsidiaries effective at the close of business on December 8, 2022, and cease to be an employee of the Company ("Separation") effective at the close of business on the Separation Date.

2. The Executive and Company acknowledge and agree that in connection with Separation and as consideration for the Executive's execution and delivery of this Agreement and his agreement to be bound by its terms, effective on the Separation Date and subject to execution of the general release set forth on Exhibit B to the Employment Agreement and the conditions set forth in the Section 2.4 of the Employment Agreement:

   (i) The Executive shall be entitled to the benefits set forth in Section 2.4 of the Employment Agreement; provided that with respect to Section 2.4(2) of the Employment Agreement the bonus to be paid for the fiscal year ended January 1, 2023 shall be $325,000 payable on January 2, 2023;

   (ii) In the event of the consummation of a Change of Control (as defined in the Employment Agreement) of the Company within the 6 month anniversary of the date of this Agreement, the Executive shall be entitled to receive $325,000, payable in a lump sum amount on the date of the consummation of a Change of Control;

(c) The Company agrees to accelerate the time-based vesting of restricted shares of the Company's common stock, par value $0.01 per share, awarded to the Executive pursuant to the Restricted Stock Award Agreements (collectively the "Restricted Stock Award Agreements") as set forth on Schedule A hereto; and

(d) The Company agrees to deem the performance objectives to have been satisfied with respect to the performance based restricted stock units awarded to the Executive and such units are deemed to be fully vested on the Separation Date pursuant to the Performance Based Restricted Stock Unit Award Agreements (collectively "Performance Based Restricted Stock Unit Award Agreements") set forth on Schedule B hereto.

(e) The Company agrees to pay the Executive an amount equal to all accrued but unused vacation time and personal time off for the 2023 fiscal year, payable on January 2, 2023. For clarity, this payment shall equal a total of four weeks, payable at Executive's current rate of pay.

3. The Company and the Executive agree that Section 3.1 of the Employment Agreement shall be amended and restated in its entirety as follows effective as of the Separation Date:

"3.1 *Covenant not to Compete*. Executive agrees that, during Executive's employment with the Company, Executive shall not be employed by or associated with as employee, consultant, director, or in any other equivalent capacity, any company operating Tex–Mex or Mexican–themed quick-service, quick-casual, fast-casual or casual dining restaurants, or any company operating Caribbean or Hispanic–themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item."

4. The Company and the Executive hereby agree that except as set forth herein, all other terms of the Employment Agreement remain unchanged, shall remain in full force and effect and shall survive Executive's termination of employment with the Company.

5. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company's rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

6. This Agreement, the Employment Agreement, the Restricted Stock Award Agreements and the Performance Based Restricted Stock Unit Award Agreements contain the entire understanding of the Company and the Executive with respect to the subject matter hereof.

7. Where appropriate in this Agreement, the term "Company" shall also include any direct or indirect subsidiaries of the Company.

8. It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance ("Section 409A"), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention.

9. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article III of the Employment Agreement and this Agreement be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then Article III of the Employment Agreement and this Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

10. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company's behalf, or by the respective parties' legal representations and successors.

11. All disputes regarding this agreement shall be resolved by arbitration to be administered by the JAMS. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of Texas, without giving effect to any choice of law principles.

12. The prevailing party in any arbitration to enforce the terms of this Agreement shall be entitled to recover reasonable costs and expenses, including attorneys' fees.

13. This Agreement shall inure to the benefit of and be enforceable by the Company's successors and/or assigns.

14. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:

14800 Landmark Blvd.
Suite 500
Dallas, Texas 75254
Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:

Address on file with the Company

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

15. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

FIESTA RESTAURANT GROUP, INC.

By: Stacey Rauch
Name: Stacey Rauch
Title: Chair of the Board of Directors

EXECUTIVE

Richard c stockinger
Richard c stockinger (Dec 8, 2022 15:39 EST)

Richard Stockinger

Schedule A

Number of Shares of Restricted Stock Subject to Acceleration	Award Agreement
42,087	April 29, 2020
16,082	March 11, 2021
41,436	March 16, 2022

Schedule B

Number of Performance Based Restricted Stock Units Subject to Deemed Achievement of the Performance Objectives	Award Agreement
21,443	March 11, 2021
41,436	March 16, 2022